Exhibit 99.3

FOR IMMEDIATE RELEASE	4714 Gettysburg Road
Mechanicsburg, PA 17055

NYSE Symbol: SEM

Select Medical Corporation Announces Proposal to

Commence Offering $365 Million of Senior Notes

MECHANICSBURG, PENNSYLVANIA — May 7, 2012 — Select Medical Holdings Corporation (“Holdings”) (NYSE: SEM), today announced that Select Medical Corporation (“Select”) proposes to commence an offering through a private placement, subject to market and other conditions, of $365 million in aggregate principal amount of senior notes due 2020. The notes will be senior unsecured obligations of Select and will be guaranteed by certain of Select’s subsidiaries.

Select expects to use the proceeds from the offering to repurchase or redeem its outstanding 7 5/8% senior subordinated notes due 2015, to pay related fees and expenses related to the offering and repurchase and for general corporate purposes.

The notes and related guarantees are being offered in a private placement, solely to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or outside the United States to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. The notes and related guarantees have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This notice does not constitute an offer to sell the notes, nor a solicitation for an offer to purchase the notes, in any jurisdiction in which such offer or solicitation would be unlawful. Any offer of the notes will be made only by means of a private offering memorandum. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Forward Looking Statements

This press release contains forward-looking statements conveying management’s expectations as to the future based on current plans, estimates and projections. Forward-looking statements involve inherent risks and uncertainties and Holdings cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Holdings does not undertake to update any of these statements in light of new information or future events.

Contact:

Investor inquiries:

Joel T. Veit

Vice President & Treasurer

717/972-1100

ir@selectmedicalcorp.com

SOURCE: Select Medical Holdings Corporation